UNITED STATES SECURITIES AND EXCHANGE COMMISSION

FORM 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Act of 1934 (Amendment No. _____)

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NORTHERN LIGHTS FUND TRUST II

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NORTHERN LIGHTS FUND TRUST II
AL FRANK FUND

(the “Fund”)

225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246

supplement dated april 28, 2026

to the PROXY STATEMENT

FOR THE SPECIAL MEETING OF SHAREHOLDERS

Scheduled to Be Held On March 31, 2026

and adjourned to May 21, 2026

The following information relates to the proxy statement dated March 12, 2026 (the “Proxy Statement”) of Northern Lights Fund Trust II (the “Trust”) for Al Frank Fund (the “Fund”) for use at the Special Meeting of Shareholders of the Fund to be held at the offices of Ultimus Fund Solutions, LLC, 80 Arkay Drive, Suite 110, Hauppauge, NY 11788, originally scheduled to be held on March 31, 2026, at 10:00 a.m. Eastern Time, and then adjourned to April 30, 2026, (the “Special Meeting”). The Special Meeting has been further adjourned to May 21, 2026.

The information contained in this supplement amends, supplements, and, to the extent inconsistent, supersedes the corresponding information, as applicable, in the Proxy Statement. Except as specifically amended or supplemented by the information contained in this supplement, all information set forth in the Proxy Statement remains accurate and should be considered in casting your vote at the Special Meeting. Capitalized terms used without definition below have the meanings given to them in the Proxy Statement.

The following information supplements the information contained in the Proxy Statement:

Effective immediately, John Buckingham and Jason Clark no longer manage the Fund, and all references to Mr. Buckingham and Mr. Clark in the Proxy Statement are removed in their entirety. Accordingly, the 4th, 5th and 6th paragraphs in the “Information about Kovitz and the New Adviser” section of the Proxy Statement are deleted and replaced with the following:

Effective April 27, 2026, the Fund’s portfolio manager is Robert Schundler. Mr. Schundler is principally responsible for the day-to-day management of the Fund’s portfolio. He is supported by an investment committee.

Robert Schundler — Director of Research of the New Adviser and portfolio manager of the Fund. Mr. Schundler has been a portfolio manager of the Fund since April 2026. Mr. Schundler joined the New Adviser in 2005. Mr. Schundler has more than 20 years of experience in the industry comprising different roles within the investment management space. Mr. Schundler received a Bachelor of Arts degree from Cornell University and a Masters of Business Administration from Boston College. Mr. Schundler holds the Chartered Financial Analyst® designation and is a member of the CFA Institute and the Boston Security Analysts Society.

The following is added to the end of the section “Board Approval of the Investment Advisory Agreement - Factors Considered in Approving the Advisory Agreements”

On April 30, 2026, the Board held a special meeting (the “Special Meeting”) with the New Adviser to discuss changes to the portfolio management of the Fund. The Board reviewed a memorandum from the New Adviser provided in advance of the Meeting and discussed the departures of Mr. Buckingham and Mr. Clark, the selection of Robert Schundler as the Fund’s new portfolio manager and the New Adviser’s plan for managing the Fund going forward. After discussion, it was the consensus of the Board that while the Board considered continuity of portfolio management as a factor in approving the New Advisory Agreement, this factor was just one of the many factors considered and was not necessarily a decisive factor in its approval. Additionally, the Board noted that while the portfolio managers had changed, others involved in supporting the investment management process remained with the New Adviser and would continue to support the Fund. Accordingly, it was the consensus of the Board to re-confirm its prior decision to approve the New Advisory Agreement.

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The Fund has adjourned the April 30, 2026 meeting to May 21, 2026 to provide shareholders additional time to consider this information. Shareholders may continue to vote or modify or withdraw a prior vote up until the time of the new meeting date by following the voting instructions in the Proxy Statement.

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